Exhibit 3.1

INDUSTRIAL LOGISTICS PROPERTIES TRUST

ARTICLES OF AMENDMENT

Industrial Logistics Properties Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Articles of Amendment and Restatement of the Trust (the “Declaration of Trust”) is hereby amended by deleting the first sentence of Section 5.3(e) in its entirety and substituting in lieu thereof a new sentence to read as follows:

“Except as may be mandated by any applicable law or the listing requirements of the principal securities exchange on which the Shares are listed, and subject to the provisions of any class or series of Shares hereafter authorized and then outstanding, a plurality of all of the votes cast for the election of a Trustee at a meeting of shareholders of the Trust duly called and at which a quorum is present is required to elect a Trustee.”

SECOND:  The amendment to the Declaration of Trust as set forth above has been duly approved by the board of trustees of the Trust and the shareholders of the Trust as required by law.

THIRD:  The undersigned President and Chief Executive Officer of the Trust acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 3rd day of June, 2019.

ATTEST:		INDUSTRIAL LOGISTICS PROPERTIES TRUST

By:	/s/ Jennifer B. Clark	By:	/s/ John G. Murray
Name:	Jennifer B. Clark	Name:	John G. Murray
Title:	Secretary	Title:	President and Chief Executive Officer